UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 13, 2008

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2008, the registrant and its wholly owned subsidiary Entegris Acquisition Co. LLC (“Entegris LLC”), a Delaware limited liability company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Poco Graphite Holdings, LLC, a Delaware limited liability company (“Poco Holdings”) with a mailing address of 300 Old Greenwood Road, Decaur, Texas 76234, and Poco Holdings’ wholly owned subsidiary Poco Graphite, Inc., a Delaware corporation (“Poco”). Under the terms of the Merger Agreement, Entegris LLC will merge into Poco Holdings with Poco Holdings being the surviving entity and each common unit of Entegris LLC will be converted into one common unit of Poco Holdings and each common unit and preferred unit of Poco Holdings will be cancelled and extinguished and converted into the right to receive a proportionate share of the merger consideration as provided in the Merger Agreement. The aggregate merger consideration provided for in the Merger Agreement, subject to normal adjustments and escrow funds to secure certain obligations of Poco Holdings and Poco, is $158 million.

In connection with this transaction, registrant issued a press release on July 14, 2008; a copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition

On July 14, 2008, the registrant issued a press release to announce that it expected to report sales of approximately $148 million for the second quarter of 2008. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instructions B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. The information set forth herein will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release, Dated July 14, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: July 15, 2008	By	/s/ Peter W. Walcott
Peter W. Walcott
Senior Vice President & General Counsel